Exhibit 10-A

September 14, 1989
as amended June 11, 1998;
June 14, 2001;
June 10, 2004;
June 7, 2007;
July 8, 2010; and
September 12, 2013

COLGATE-PALMOLIVE COMPANY
EXECUTIVE SEVERANCE PLAN, AS AMENDED AND RESTATED

1.	PURPOSE.

The purpose of the Colgate-Palmolive Company Executive Severance Plan (the “Plan”) is to provide executives who are in a position to contribute materially to the success of Colgate-Palmolive Company (the “Parent Company”) or any company at least 50% of whose voting shares are owned directly or indirectly by it (collectively, the “Company”) with reasonable compensation in the event of their termination of employment with the Company under the circumstances described herein.

2.	EFFECTIVE DATE.

The Plan, as amended and restated, is effective as of September 12, 2013.

3.	ADMINISTRATION.

The Plan shall be administered by a Committee. Committee shall mean (a) prior to a Change of Control, the Personnel and Organization Committee of the Board of Directors of the Parent Company (the “Board”) as then constituted and (b) following a Change of Control, the Committee described in (a) above, as constituted immediately before the Change of Control, with such changes in the membership thereof as may be approved from time to time following the Change of Control by a majority of the members of such Committee as constituted prior to the Change of Control. Notwithstanding any other provision of this Plan, neither the Board nor the Company shall have any right to appoint members to or to remove members from the Committee following, or otherwise in connection with, a Change of Control. Any interpretation of the Plan or construction of any of its provisions by the Committee shall be final. All reasonable expenses of the Committee shall be paid or reimbursed by the Company. The Company shall indemnify members of the Committee against personal liability for actions taken in good faith in the discharge of their respective duties as members of the Committee and shall provide coverage to them under the Company’s liability insurance programs for directors and officers. Following a Change of Control, members of the Committee who are no longer members of the Applicable Board shall be entitled to compensation in respect of their service on the Committee at the rate determined by the Board as of immediately prior to the Change of Control.

4.	PARTICIPATION.

The Committee shall from time to time select the employees who are to participate in the Plan (the “Participants”) from among those employees who are determined by the Committee to be in a position to contribute materially to the success of the Company. The Company shall advise each Participant of his or her participation in the Plan by a letter setting forth (a) the benefits to which the Participant would become entitled, (b) the period, expressed in months, during or for which the Participant would become entitled to such benefits, which period shall not be less than 12 months nor more than 24 months (the “Earned Benefit Period”) and (c) such other terms, provisions and conditions not inconsistent with the Plan as shall be determined by the Committee.

A Participant shall cease to be a Participant in the Plan upon termination of employment with the Company or, if earlier, upon termination of the Plan. Notwithstanding the foregoing, a Participant who terminates employment prior to termination of the Plan shall remain a Participant until receipt of all of the payments, if any, to which he or she is entitled under the terms hereof.

5.	PAYMENTS UPON QUALIFIED TERMINATION OF EMPLOYMENT.

In the event of a Participant’s Qualified Termination of Employment, the Participant shall be entitled, as compensation for services rendered (subject to paragraph (d) of this Section 5 and Section 9 and to withholding of any applicable payroll or other taxes), to:

(a)	receive an undiscounted cash lump sum within 30 days of the Participant’s Qualified Termination of Employment in an amount equal to the product of (i) the sum of (A) the Participant’s annualized Monthly Base Salary at the rate in effect immediately prior to a Qualified Termination of Employment pursuant to Section 8(a)(i) or immediately prior to an Adverse Change in Conditions of Employment, as the case may be, or, if higher, at the highest rate in effect during the 90-day period preceding the Change of Control plus any salary-related allocations that may be made to the Participant’s account under the Company’s Employees Savings and Investment Plan for the year in which the Qualified Termination of Employment occurs (for purposes of this Plan, “Monthly Base Salary” shall mean regular monthly salary as indicated by the Company’s payroll records including allocations pursuant to the Income Savings Account (“ISA”) program within the Company’s Employees Savings and Investment Plan (excluding any applicable gross-up)) and (B) the average of the annual aggregate bonus awards paid or payable to the Participant (including awards or allocations pursuant to the Company’s Executive Incentive Compensation Plan, the Bonus Savings Account (“BSA”) program within the Company’s Employees Savings and Investment Plan (excluding any applicable gross-up) or other bonus, incentive or compensation plan of the Company or otherwise) for the three-year period ending immediately prior to the year in which the Change of Control occurs (or for such lesser number of full years prior to the Change of Control for which the Participant was eligible to earn such a bonus, and annualized in the case of any pro rata bonus earned for a partial year), and (ii) a fraction, the numerator of which is the number of months
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in his or her Earned Benefit Period and the denominator of which is twelve (the “Applicable Ratio”), provided, however, that such resulting amount shall be reduced if and to the extent required by the terms of Section 9 hereof; provided further, that in determining Monthly Base Salary and aggregate annual bonus hereunder, amounts otherwise payable or awarded with respect to the relevant period that a Participant has elected to defer pursuant to any applicable deferred compensation plan or arrangement shall be taken into account, and amounts paid out during such period pursuant to a prior deferral election shall not be taken into account;

(b)	remain for his or her Earned Benefit Period an active participant in the Company’s life insurance and medical benefits (including, without limitation, dental and vision), in which, and on the same basis as, he or she was participating at the time of the Change of Control (or, if more favorable to the Participant, as in effect at any time thereafter with respect to other key executives), but subject to any coordination of benefits provisions contained in such plans, or alternatively, be provided with substantially similar benefits for such period; provided, in any case, that the Participant shall be required to make contributions to the cost of such plans or benefits and pay co-payments to the same extent and on the same basis as required before the Participant’s Qualified Termination of Employment or, if more favorable to the Participant, as active employees who continue to participate in such plans or benefits during the Earned Benefit Period, and provided further that the Company’s cost of providing any medical, dental or vision coverage provided pursuant to this clause, less any Participant contributions, shall be treated as taxable to the Participant and the Company shall report such cost to the appropriate tax authorities as taxable income to the Participant; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive welfare benefits that correspond to the benefits described herein under another employer provided plan, the corresponding welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. (The extension of medical and/or dental coverage pursuant to the foregoing shall be in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and will be coordinated with the Participant’s rights thereunder, with the period of optional COBRA coverage being up to 18 months, offset by the period of extended coverage outlined above.)

(c)	receive a single cash lump sum within 30 days of the Participant’s Qualified Termination of Employment:

(i)	equal to the excess of (A) over (B) as described below:

(A)	The present value, as of the Qualified Termination of Employment, of benefits under the Employees’ Retirement Income Plan, the Expatriate Pension Plan, the Supplemental Salaried Employees’ Retirement Plan, any plan maintained by the Company providing qualified plan or supplemental plan pension benefits comparable to the benefits
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provided in the aforementioned plans (“Comparable DB Plan”), or any successor plans thereto, or of “benefits from other sources to which the Company contributes,” as defined below, to which the Participant would have been entitled commencing on the earliest date on which such benefits could have commenced if he or she had remained in the employ of the Company during the Earned Benefit Period or until age 65, whichever occurs first, based on his or her Recognized Earnings (as defined in the Employees’ Retirement Income Plan) as determined most recently prior to the Qualified Termination of Employment and assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to the Participant than those in effect during the 90-day period preceding the Change of Control;

(B)	The present value, as of the Qualified Termination of Employment, of benefits to which the Participant would actually be entitled under the Employees’ Retirement Income Plan, the Expatriate Pension Plan, the Supplemental Salaried Employees’ Retirement Plan, a Comparable DB Plan, or the benefits from other sources referenced in (A) above, commencing on the earliest date on which such benefits could actually commence.

For purposes of (A) and (B) above, “benefits from other sources to which the Company contributes” shall include retirement benefits payable under plans maintained directly and indirectly by the Company outside the U.S. and non-U.S. governmental benefits (whether considered retirement benefits, severance benefits, termination allowances or indemnities) to the extent paid by or contributed to by the Company. The present-value amounts in (A) and (B) above will be calculated based on the same methods and assumptions used when calculating lump sum amounts under the Employees’ Retirement Income Plan, the Expatriate Pension Plan, the Supplemental Salaried Employees’ Retirement Income Plan or the Comparable DB Plans, as applicable, inclusive of any subsidized forms of annuities under the Employees’ Retirement Income Plan and the Supplemental Salaried Employees’ Retirement Plan or the Comparable DB Plans, as applicable.

and

(ii)	equal to the product of (A) the Applicable Ratio and (B) the Company’s contributions on behalf of the Participant under the Company’s Employees Savings and Investment Plan, the Company’s Supplemental Savings and Investment Plan and any plan maintained by the Company providing qualified plan or supplemental plan benefits comparable to the benefits provided in the aforementioned plans during the one-year period ending immediately prior to the date on which the Change of Control occurs
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(annualized in the case of any Participant who was employed for less than the entire one-year period) and excluding any contributions pursuant to the BSA or the ISA.

(d)	Anything to the contrary in this Section 5 notwithstanding:

(i)	The payments and benefits otherwise required to be provided to the Participant upon a Qualified Termination of Employment pursuant to this Section 5 shall be reduced (but not below zero) as appropriate by all payments and benefits to which the Participant is entitled as a result of the Qualified Termination of Employment in the nature of severance or separation pay or benefits, pay and/or benefits in lieu of notice, pay and/or benefits for service during any notice period, or any similar type of payment or benefit, under any plan, program or policy of the Company (a “Plan”), under any contract or agreement between the Participant or a union, works council or other collective bargaining entity or employee representative and the Company (a “Contract”), or under applicable law or regulation (“Law”), unless such Plan, Contract or Law specifically provides otherwise; and

(ii)	If the Participant has been determined by the Company pursuant to the Company’s procedures to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), the payments and benefits otherwise required to be provided to the Participant upon a Qualified Termination of Employment (A) in Sections 5(a) and 5(c) above shall be deferred for six months following the Participant’s separation from service (or, if earlier, the date of the Participant’s death) and (B) welfare benefits other than medical and dental benefits in Section 5(b) above shall end on the earlier of the end of the Earned Benefit Period or the date that is two years after the end of the year in which the Qualified Termination of Employment occurs. Notwithstanding anything to the contrary in the Plan, all reimbursements and in-kind benefits provided under the Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in the Plan); (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Any references to termination of employment or date of termination shall mean and refer to the date of the
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Participant’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).

6.	PAYMENTS UPON CHANGE OF CONTROL.

In the event of a Change of Control (and whether or not the Participant’s employment terminates), each Participant shall be entitled, as compensation for services rendered before the Change of Control, regardless of whether the Participant remains employed after the Change of Control (subject to any applicable payroll or other taxes required to be withheld), to:

(a)	receive within 30 days following the Change of Control, a cash lump sum representing a pro-rated annual bonus for the year in which the Change of Control occurs, in an amount equal to the product of (i) the aggregate annual bonus determined pursuant to Section 5(a)(i)(B), and (ii) a fraction, the numerator of which is the number of months (or part thereof) in the period beginning January 1 of the year in which the Change of Control occurs and ending on the date of the Change of Control and the denominator of which is twelve; provided, however, that to the extent the Participant becomes entitled to another annual bonus based upon performance and/or service for the same period (or a longer period including such period), the amount thereof may be offset by the amount paid pursuant to this Section 6(a); and

(b)	receive within 30 days following the Change of Control, (i) all compensation amounts that were earned and vested before January 1, 2005 that the Participant previously has elected to defer and (ii) if the Change of Control satisfies the requirements of Section 409A(a)(2)(A)(v) of the Code, all compensation amounts that were earned and vested after December 31, 2004 that the Participant previously has elected to defer.

7.	IMPACT OF CHANGE OF CONTROL ON EQUITY AWARDS.

The impact of a Change of Control upon equity awards then held by a Participant shall be governed by the terms and conditions of the applicable plan(s) pursuant to which such awards were granted, any applicable guidelines adopted pursuant to such plans and the terms and conditions of the individual awards.

8.	CERTAIN DEFINITIONS.

(a)	An “Adverse Change in Conditions of Employment” shall mean the occurrence of any of the following events:

(i)	the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including offices, titles and reporting requirements), authority, duties or responsibilities from those in effect immediately before the Change of Control, or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Parent Company’s ceasing to be a
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publicly-traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(ii)	a reduction by the Company of the Participant’s Monthly Base Salary as in effect immediately preceding the Change of Control or as the same may thereafter be increased from time to time;

(iii)	failure by the Company to provide the Participant with incentive compensation opportunities that are, in the aggregate, at least as favorable (in terms of the value of the opportunities and the difficulty of achieving any associated goals) as those provided to the Participant immediately before the Change of Control, or to provide the Participant with employee benefits that are, in the aggregate, at least as favorable as those provided to the Participant immediately before the Change of Control;

(iv)	the Company’s requiring the Participant (a) to be based at an office located more than fifty (50) miles and at least twenty (20) additional miles from the place at which the Participant’s principal residence was located immediately prior to the Change of Control, (b) to be based at a location other than the principal executive offices of the Company, if the Participant was based at the principal executive offices immediately preceding the Change of Control, or (c) to travel on Company business to a substantially greater extent than required immediately before the Change of Control.

(b)	A Participant’s failure to object to a change described in (i), (ii), (iii) or (iv) shall not constitute a waiver of such change as an Adverse Change in Conditions of Employment. Any good faith determination by a Participant of an Adverse Change in Conditions of Employment shall be determinative.

(c)	“Affiliated Company” shall mean any company controlled by, controlling or under common control with the Parent Company.

(d)	“Applicable Board” shall mean the Board, or if the Parent Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Parent Company.

(e)	“Cause” shall mean:

(i)	“cause” as defined in any employment, consulting or similar agreement between the Company or any of its affiliate and the Participant (an “Individual Agreement”) that is in effect at the time of such Participant’s termination of employment; or

(ii)	if there is no such Individual Agreement or if such Individual Agreement does not define “cause,” (A) conviction of, or plea of guilty or no contest
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by, the Participant for committing a felony in the United States (a “U.S. Felony”) or for committing a crime comparable to a U.S. Felony outside the United States, which, in each case, regardless of where such crime occurs, has had or will have a detrimental effect on the Company’s reputation, business or financial condition, (B) the Participant’s willful engagement in any malfeasance, dishonesty, fraud or gross misconduct that is intended to or does result in a material detrimental effect on the Company’s reputation, business or financial condition or (C) a willful and deliberate failure on the part of the Participant to perform his or her employment duties in any material respect.

For purposes of Section 8(b), no act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Applicable Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the Applicable Board (excluding the Participant, if the Participant is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Participant is guilty of the conduct described in Section 8(b)(i) or 8(b)(ii), and specifying the particulars thereof in detail.

(f)	For the purposes of the Plan, a “Change of Control” shall mean any of the following events:

(i)	An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 30% or more of either (A) the then-outstanding shares of common stock of the Parent Company (the “Outstanding Parent Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Parent Company entitled to vote generally in the election of directors (the “Outstanding Parent Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Parent Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted itself was acquired directly from the Parent Company, (2) any repurchase by the Parent Company, (3) any
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acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent Company or any entity controlled by the Parent Company, or (4) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 8(d); or

(ii)	A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 8(d) any individual who becomes a member of the Board subsequent to the Effective Date of the Plan, whose election, or nomination for election by the Parent Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)	The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent Company (“Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Parent Company Common Stock and Outstanding Parent Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Parent Company or all or substantially all of the Parent Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Parent Company Common Stock and Outstanding Parent Company Voting Securities, as the case may be, (B) no Person (other than the Parent Company, any employee benefit plan (or related trust) of the Parent Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such
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corporation entitled to vote generally in the election of directors except to the extent that such ownership derives from ownership of a 30% or more interest in the Outstanding Parent Company Common Stock and/or Outstanding Parent Company Voting Security that existed prior to the Business Combination, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

(iv)	the approval by stockholders of a complete liquidation or dissolution of the Parent Company.

(g)	Termination by the Company of a Participant’s employment based on “Disability” shall mean termination because of absence from duties with the Company on a full-time basis for six consecutive months, as a result of the Participant’s incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(h)	A “Qualified Termination of Employment” with respect to any Participant shall mean termination of employment of the Participant with the Company, other than as a consequence of the death or Disability of the Participant, within two years after a Change of Control,

(i)	by the Company for any reason other than for Cause, or

(ii)	by the Participant by reason of an Adverse Change in Conditions of Employment.

9.	EXCISE TAX CUTBACK.

(a)	Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the aggregate Plan Payments shall be reduced to the Reduced Amount.

(b)	All determinations required to be made under this Section 9 shall be made by PricewaterhouseCoopers LLP or such other nationally-recognized accounting firm as the Committee may select (the “Accounting Firm”), provided, however, if PricewaterhouseCoopers LLP or such other firm is at the time the independent public auditor of the Company, such assignment shall be subject to the pre-approval of the Audit Committee of the Applicable Board pursuant to applicable law and any Company policy then in effect. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Committee shall appoint another nationally-recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.
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(c)	If the Accounting Firm determines that aggregate Plan Payments to a Participant should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of a detailed calculation thereof prepared by the Accounting Firm. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 5(a); (ii) Section 5(c)(i); Section 5(c)(ii); and (iii) Section 5(b). All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Participant and shall be made within 15 days of a termination of employment of the Participant.

(d)	As a result of uncertainty in the application of Section 4999 of the Code at the time of any initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan that should not have been so paid or distributed (“Overpayment”) or that additional amounts will not have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan that could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant, which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Participant shall promptly pay to the Company the amount of such Overpayment, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such payment shall be required if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company (and in no event later than 60 days following the date on which the Underpayment is determined) to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(e)	Definitions. The following terms shall have the following meanings for purposes of this Section 9:

(i)	“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii)	A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.
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(iii)	A “Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 9).

(iv)	The “Reduced Amount” shall mean the amount of Plan Payments, expressed in Value, that maximizes the aggregate Value of Payments without causing any Payment to be nondeductible by application of Section 280G of the Code.

(v)	“Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change of Control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

10.	CONFIDENTIAL INFORMATION.

The Participant shall hold, in a fiduciary capacity for the benefit of the Company, all secret or confidential information, knowledge or data relating to the Company and its businesses which shall have been obtained by the Participant during his or her employment by the Company and which shall not be public knowledge (other than by acts of the Participant in violation of this provision). After termination of the Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to any one other than the Company and those persons designated by it. In no event shall an asserted violation of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Participant under the Plan.

11.	FINANCING.

Benefit payments under the Plan shall constitute general obligations of the Company in accordance with the terms of the Plan. A Participant shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms as the Company shall determine to make payments to Participants in accordance with the terms of the Plan, including without limitation payments of deferred amounts not accelerated pursuant to Section 6(b)(ii).

12.	TERMINATION AND AMENDMENT OF THE PLAN.

The Plan shall terminate on the later of (i) September 30, 2018, unless extended by the Board or (ii) in the event of a Change of Control on or before the termination date of the Plan, two years after such Change of Control, provided that the termination of the Plan shall not impair or abridge the obligations of the Company incurred under the Plan to any Participant as a result of a Qualified Termination of Employment that occurs before the date the Plan is terminated.

Except as provided in the next sentence, the Board may from time to time terminate the Plan or amend the Plan in whole or in part. The Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants,

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if the action to effect such termination or amendment occurs (i) after a Change of Control, or (ii) in connection with a Change of Control, unless and to the extent that the Committee determines that such termination or amendment is required by law.

13.	BENEFIT OF PLAN.

The Plan shall be binding upon and shall inure to the benefit of the Participants and their respective heirs and legal representatives, and the Company and its successors. The term “successor” shall mean any person, firm, corporation or other business entity that, at any time, whether by merger, acquisition or otherwise, acquires all or substantially all of the stock, assets or business of the Company.

14.	NON-ASSIGNABILITY.

Each Participant’s rights under this Plan shall be non-transferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, no right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall, to the full extent permitted by law, be null, void and of no effect.

15.	OTHER BENEFITS.

Except as otherwise specifically provided herein, nothing in the Plan shall affect the level of benefits provided to or received by any Participant (or the Participant’s estate or beneficiaries) as part of any employee benefit plan of the Company, and the Plan shall not be construed to affect in any way a Participant’s rights and obligations under any other Plan maintained by the Company on behalf of employees.

The Participant shall not be required to mitigate the amount of any payment under the Plan by seeking employment or otherwise, and there shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to the Participant, his or her dependents, beneficiaries or estate provided for in the Plan.

16.	TERMINATION OF EMPLOYMENT.

Nothing in the Plan shall be deemed to entitle a Participant to continued employment with the Company, and the rights of the Company to terminate the employment of a Participant shall continue as fully as though the Plan were not in effect.

17.	SEVERABILITY.

In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

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18.	INDEMNIFICATION.

If the Participant seeks, in any action, suit or arbitration, to enforce, or to recover damages for breach of, his or her rights under the Plan, the Participant shall be entitled to recover from the Company promptly as incurred, and shall be indemnified by the Company against, any and all expenses and disbursements, including attorneys’ fees, actually and reasonably incurred by the Participant. The Company shall also pay to the Participant prejudgment interest on any money judgment obtained by the Participant calculated at the Citibank N.A. base rate of interest in effect from time to time from the date that payment to him or her should have been made under the Plan.

19.	DELAWARE LAW TO GOVERN.

All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.

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